Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (the “Fifth Amendment”) is made this 8th day of October, 2009, by and between RB KENDALL FEE, LLC (“Landlord”) and HELICOS BIOSCIENCES CORPORATION, having a mailing address at One Kendall Square, Building 200, Cambridge, Massachusetts 02139 (“Tenant”).

BACKGROUND:

A.            Reference is made to a certain Lease dated as of December 30, 2005 by and between Landlord’s predecessor in interest, One Kendall Square Associates, LLC, and Tenant as amended by (i) First Amendment dated March 23, 2006, (ii) Second Amendment To Lease (the “Second Amendment”) dated February 27, 2007; (iii) Third Amendment To Lease (the “Third Amendment”) dated December 10, 2007; and (iv) Fourth Amendment To Lease (the “Fourth Amendment”) dated March 1, 2008 (collectively, the “Lease”), demising approximately 27,298 rentable square feet of space (the “Building 600/650/700 Space”) located in Building 600/650/700; 10,144 rentable square feet of space (the “Building 200 Space”) located in Building 200; approximately 16,782 rentable square feet of space (the “Expansion Space”) located in Building 200, and licensing the use of four (4) Storage Spaces (totaling approximately 2,237 rentable square feet) in the basement of Building 600/650/700 (the “Storage Space”) in One Kendall Square, Cambridge, Massachusetts (the “Complex”).  Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B.            Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C.            Landlord and Tenant want to terminate the Lease with regard to the Building 200 Space and to extend the term of the Lease with regard to the Building 600/650/700 Space and to further revise the Lease as set forth in this Fifth Amendment.

D.            Landlord and Tenant now desire to amend the Lease as set forth herein.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree and amend the Lease as follows:

1.             Termination.  Tenant’s use and occupancy of the Building 200 Space shall be terminated effective August 24, 2009 (the “Effective Date”).  On or before the Effective Date, Tenant shall quit, vacate and yield-up the Building 200 Space in broom clean condition and free from all personal property, furniture, fixtures, inventory and equipment and otherwise in accordance with the surrender provisions of the Lease; provided, however, that Landlord shall permit Tenant to leave certain furniture, cubicles and other personal property as previously agreed to by Landlord prior to the Effective Date.  Such furniture, cubicles and other personal property shall remain the personal property of Tenant and Tenant and Landlord agree that each party shall agree on the final disposition of such personal property after the Effective Date.  At any time hereafter that Landlord determines it needs such personal property to be removed from the Building 200 Space, Tenant agrees that is shall remove such personal property, at Tenant’s sole cost, upon notice given by Landlord to Tenant.  Tenant shall repair or cause to be repaired at its cost any damage to the Building 200 Space caused by Tenant’s removal of its personal property or equipment from the Building 200 Space.  Tenant represents that as of Effective Date it has surrendered the Building 200 Space in accordance with the terms of the Lease and this Fifth Amendment and

Landlord hereby acknowledges and agrees that Tenant has so vacated, quit an delivered up the Building 200 Space as of the Effective Date, in satisfactory condition and has satisfied all of its obligations pursuant to the surrender provisions of this Fifth Amendment and the Lease with regard to the Building 200 Space (with the exception of the continuing rent obligation set forth in paragraph 3 hereof).  As of the Effective Date, Tenant shall have no further leasehold or other right, title, or interest in or to the Building 200 Space pursuant to the Lease or otherwise. Tenant shall remain liable to Landlord pursuant to the Lease for any and all amounts due and payable or accrued on or before the Effective Date with regard to the Building 200 Space.

2.             Representations and Warranties.  Tenant hereby represents and warrants that as of the date hereof and as of the Effective Date that there are no other contracts or obligations of Tenant relating to Tenant’s use or occupancy of the Building 200 Space that shall in any way be binding upon Landlord or survive the termination of the Lease with regard to said space and/or Tenant’s occupancy of the Building 200 Space, including without limitation, utility service contracts, maintenance contracts, subleases or license agreements.  Tenant shall indemnify, protect, defend and hold harmless Landlord and its agents, employees and partners from and against any and all claims, damages, costs, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with any claim(s) as a result of any inaccuracy of these representations and warranties.  The indemnification obligation set forth in this Paragraph 2 shall survive the Effective Date.

3.             Yearly Rent; Additional Rent. (a) Yearly Rent.  Notwithstanding the provisions of Section 1 above, Yearly Rent for the Building 200 Space shall continue to be due and payable at a monthly rate of $17,752.00 through October 31, 2009.  Yearly Rent for the Expansion Space shall continue to be due and payable pursuant to the Lease.

(b) Additional Rent.  Notwithstanding the provisions of Section 1 above, Tenant shall continue to pay Tenant’s Proportionate Common Area and Building Shares with respect to the Building 200 Space through October 31, 2009.  Tenant shall continue to pay Tenant’s Proportionate Common Area and Building Area Shares with respect to the Expansion Space in accordance with the terms of the Lease.

4.             Tenant’s Proportionate Shares.  Commencing as of November 1, 2009, provided Tenant has surrendered the Building 200 Space in accordance with the terms of this Fifth Amendment and the Lease, Tenant shall pay Tenant’s Proportionate Share with respect to the Expansion Space in the following amounts: Common Area Share: 2.54% and Building Share (Building 200): 13.78% (based upon a total rentable area in Building 200 of 121,762 square feet).

5.             Extension of Building 600/650/700 Space; Rent.  The term of the Lease with respect to the Building 600/650/700 Space is hereby extended to November 30, 2009 (the “Extended Term”), unless otherwise terminated in accordance with the Lease.  Throughout the Extended Term, Yearly Rent for the Building 600/650/700 Space shall continue to be due and payable at a monthly rate of $79,619.17, payable in accordance with the terms of the Lease, and Tenant shall continue to pay Tenant’s Proportionate Common Area and Building Area Shares with respect to the Building 600/650/700 Space in accordance with the terms of the Lease.  Notwithstanding the foregoing, the Extended Term with respect to the Building 600/650/700 Space shall be extended on a month to month basis from December 1, 2009, to March 31, 2010 (the “Month to Month Term”).  Throughout the Month to Month Term, Yearly Rent for the Building 600/650/700 Space shall continue to be due and payable at a monthly rate of $79,619.17, payable in accordance with the terms of the Lease, and Tenant shall continue to pay Tenant’s Proportionate Common Area and Building Shares with respect to the Building 600/650/700 Space throughout the Month to Month Term in accordance with the terms of the Lease.  Tenant may terminate the Lease with respect to the Building 600/650/700 Space at any time during the Month to Month Term upon thirty (30) days prior written notice to Landlord.

6.             Brokers.  Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Fifth Amendment other than Beal and Company, Inc. (the “Broker”) and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this Fifth Amendment, other than the Broker, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim.

7.             Ratification.  In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby.  The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

IN WITNESS WHEREOF the parties hereto have executed this Fifth Amendment to Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:		TENANT:

RB KENDALL FEE, LLC		HELICOS BIOSCIENCES
CORPORATION

By:	/s/ Robert L. Beal	By:	/s/ Ronald A. Lowy
Robert L. Beal, its authorized signatory		Name:	Ronald A. Lowy
		Title:	Chief Executive Officer